UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 21, 2017

AGREE REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland

(State of other jurisdiction of incorporation)

1-12928	38-3148187
(Commission file number)	(I.R.S. Employer Identification No.)

70 E. Long Lake Road Bloomfield Hills, MI	48304
(Address of principal executive offices)	(Zip code)

(Registrant’s telephone number, including area code) (248) 737-4190

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e)

In accordance with the intention stated in the Agree Realty Corporation proxy statement filed March 18, 2016, the Compensation Committee (the “Committee”) of the Board of Directors of Agree Realty Corporation (the “Company”) on February 16, 2017, approved the adoption of the 2017 Executive Incentive Plan (the “Plan”) to further align the Company and its executive officers’ performance with the interests of the Company’s shareholders. The executive officers will participate in the Plan at different award levels, which the Committee approved concurrently with the establishment of the Plan.

The Plan provides each of the Company’s executive officers with an opportunity to earn an annual cash incentive award as well as an annual equity incentive award, of which any equity awarded under the Plan will reduce the number of shares authorized for issuance under the Company’s 2014 Omnibus Incentive Plan. The annual cash and equity incentive opportunities are based on certain pre-established performance goals, which are delineated as threshold, target and maximum. Each of these performance goals carries a specific weighting in determining each executive officer’s annual cash and equity incentive award.

Specifically, for 2017, the annual cash and equity incentive opportunities will be awarded to the extent the Company attains certain threshold, target or maximum-level achievements for the following performance goals:

▪	AFFO Growth Goal: 50% of the award is based upon absolute year-over-year growth of the Company’s adjusted funds from operations (“AFFO”) per share

▪	Management Business Objectives: 35% of the award is based upon the achievement of specific operating and management objectives, including: balance sheet criteria, asset management and portfolio characteristic goals, acquisition goals, development goals and partner capital solutions goals

▪	Subjective Achievements: 15% of the award is based up the Committee’s subjective review of activities or objectives determined at the discretion of the Committee

Under the plan, participants receive payout of 50% at threshold, 100% at target and 150% at maximum. Achievement percentages between the threshold and target and between the target and maximum levels will be interpolated based on actual results in each category.

The executive officers’ annual cash and equity incentive opportunities are expressed as a percentage of their base salaries. The Chief Executive Officer will have a targeted annual cash incentive opportunity equal to 100% of base salary at target, and a targeted equity incentive opportunity equal to 383% of his 2017 base salary at target. The Chief Operating Officer will have a targeted annual cash incentive opportunity equal to 40% of base salary at target, and a targeted equity incentive opportunity equal to 100% of his 2017 base salary at target. The Chief Financial Officer will have a targeted annual cash incentive opportunity equal to 40% of base salary at target, and a targeted equity incentive opportunity equal to 70% of his 2017 base salary at target.

The equity awards will further be divided in the following forms: 50% time-based restricted shares and 50% performance shares. The grants of restricted shares will vest ratably over a five (5) year period with 1/5th vesting on each anniversary date of the grant date. At the time the performance shares are granted, the performance shares will be calculated over a three (3) year performance period (for example, 2018 through 2020 with respect to the 2017 awards) based on the achievement of the following long-term performance goals:

▪	TSR position within the MSCI US REIT Index: 50% of the award is based upon total shareholder return ("TSR") percentile rank versus the MSCI US REIT index for the three-year performance period

▪	TSR position within the Company-defined Peer Group: 50% of the award is based upon TSR percentile rank versus a specified net lease peer group for the three-year performance period

Following the three-year performance period, the performance shares will be paid out 50% at threshold, 100% at target, and 150% at maximum. Achievement percentages between the threshold and target and between the target and maximum levels will be interpolated based on actual results in each category. Vesting of the performance shares following their issuance will occur ratably over a three-year period.

The above summary of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan. The Company will file a copy of the Plan with the Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGREE REALTY CORPORATION

By:	/s/ Matthew M. Partridge
	Name:	Matthew M. Partridge
	Title:	Executive Vice President, Chief Financial Officer and Secretary

Date: February 21, 2017